Exhibit 10.34

EMPLOYMENT AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made by and between Carolina Abenante, on behalf of herself, her agents, assignees, successors, heirs, executors, administrators, beneficiaries, trustees and power of attorney (collectively, “Executive”), and NYIAX, Inc., its current and former officers, directors, affiliates, subsidiaries, insurers, successors and assigns (individually and collectively “NYIAX”). Executive and NYIAX shall be collectively referred to herein as the “Parties.”

For good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, and in consideration of the mutual covenants and undertakings set forth herein, the Parties agree as follows:

1. Role and Responsibilities. Executive will serve as Co-Founder, Vice-Chairperson/Director, Chief Strategy Officer and Chief Evangelist. All of Executive’s day-to-day activities are subject to approval by the COO, Chris Hogan, and the Board of Directors of NYIAX (the “Board”). Executive agrees that the Company’s responsibilities of the General Counsel’s Office will be handled by outside counsel, to be determined by Chairman of the Board or designate. As Chief Strategy Officer and Chief Evangelist, Executive agrees to be responsible for corporate strategy, reporting directly to the Board guiding the Company’s future offerings, extension of the Company intellectual property and working with, COO (Chris Hogan), and the Board representative to corporate strategy (Tom O’Neill). In addition, as Chief Strategy Officer and Chief Evangelist, Executive is responsible for corporate public relations and will work with COO (Chris Hogan) and will prepare a corporate public relations (“CPR”) plan, with the assistance of COO (Chris Hogan) and CFO (Bill Feldman) that includes the following: (i) NFT/Adweek; (ii) Cannes; (iii) Web summit; and (iv) Outside agency relations (v) public facing of the company in regard to matters of public relations, and (vi) any other duties the COO requests from time to time (t). Executive agrees to attend the marketing calls as required, including, (i) management group: Chris Hogan & outside agency; and (ii) other company calls as required by Chris Hogan. Executive will continue to serve on the Company Board of Directors and be Vice Chairperson of the Board.

2. Compensation. Executive will be paid a salary of $255,000 per year, payable on the Company’s standard payroll dates, less all applicable withholdings and deductions which will be accounted in the TriNet System, similar PEO or other payroll system the Company may use from time to time. For the period of May 16, 2022 through July 15, 2022, Executive’s salary will be reduced to $100,000 per year. Executive is entitled to medical, additional healthcare and any executive or employee 401K plan, and participate in any profit sharing or any other plan provided for any of the executive team of the Company, if any. Discretionary bonus of 20% per year based on review by the direct supervisor and final decision in the Compensation Committee’s sole discretion.

3. Expenses - Company shall pay or reimburse Executive for all necessary and reasonable expenses incurred or paid by Employee in connection with the performance of Executive’s duties under this Agreement and in accordance with the Company’s expense reimbursement policies at that time. The Executive must receive prior written consent from Executive’s direct supervisor and furnish expense statements or vouchers or such other supporting information as it from time-to-time requests evidencing the nature of such expense, and, if appropriate, the payment thereof by Executive, and otherwise in accordance with Company procedures at that time.

4. Equity. Executive is the owner of 1,000,000 shares (founder shares) 100,000 of the founder shares of 1,000,000 were gifted to Chris Hogan June 2021; 160,000 Options awarded 11/16/2021, the strike price of $4.40, fully vested; and 50,000 Options awarded 1/13/2022, the strike price of $5.00, all fully vested. As of this date, the Executive does not own any additional shares, options, or other equity in any form. Executive acknowledges and agrees that the only payments and benefits for current and any and all past services, including but not limited to payments for any bonuses, severances, salary, and other compensation, that is entitled to receive in the future are those specified in this Agreement.

5. Termination. Term of Employment. Executive’s employment under this Agreement shall commence on the Effective Date hereof and continue for a period of one (1) year (the “Initial Term”), or until otherwise terminated in accordance with the provisions of this Section 5. This Agreement shall automatically renew for successive one (1)-year terms (each, if any, a “Renewal Term”) unless earlier terminated in accordance with the provisions of this Section 5, or unless either Party provides the other Party with thirty (30) days written notice of non-renewal prior to the end of the Initial Term or then-current Renewal Term or upon a majority vote of the independent members of the Board and the chairman of the Board vote to provide the Executive with six months notice of termination after the Initial Term. For purposes of this Agreement, the period of time from the date hereof until the termination or non-renewal of this Agreement, including the Initial Term and any Renewal Term, will be referred to herein as the “Agreement Term.” The date this Agreement terminates shall be referred to as the “Termination Date”.

(a) Termination by the Company for Death or Disability. Notwithstanding anything to the contrary in section 5, the Company may terminate this Agreement immediately without notice or penalty upon the occurrence of one of the following conditions or events:

(b) the death of the Executive; or

(c) The Company may terminate the Executive’s employment if she is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 90 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive.

6. Termination by the Company for Cause. Notwithstanding anything to the contrary in this section 6, the Company may terminate this Agreement immediately without notice or penalty upon the occurrence of one of the following conditions or events (each being for “Cause”):

(a) Any material breach by Executive of the terms of this Agreement which is not cured by Executive within thirty (30) days after Executive is notified in writing of such breach by the Company;

(b) The quality of Executive’s work is substandard, as reasonably determined by the Company, and Executive has not been cured within thirty (30) working days, meaning not counting any days Executive is on paid time off under Section 1, after receiving written notice from Company of such substandard work;

(c) Executive is convicted of or pleads guilty or nolo contendere to a felony of embezzlement, fraud, theft, or dishonesty;

(d) Gross negligence or willful misconduct of Executive in connection with the performance of Executive’s duties under this Agreement (which includes but is not limited to, willful disregard of Board instructions); or material breach of a company policy; or

(e) Executive engages in misconduct that brings or could bring discredit upon the Company or makes Executive’s continued presence as an employee of the Company, as reasonably determined by the Company, materially detrimental to the Company, its employees, its investors, stockholders/shareholders, its customers, or its reputation.

7. Termination by Executive for Good Reason. The Executive may terminate this Agreement (i) for any reason or no reason at all and without penalty upon the delivery of one hundred twenty (120) days’ written notice to the Company; or (ii) immediately without notice or penalty for Good Reason. “Good Reason” shall mean the Company materially breaches this Agreement by failing to pay any compensation due to Executive under Section 2 of this Agreement and such breach(es) is/are not promptly cured within sixty (60) business days following written notice to the Company specifically describing the breach(es).

8. Compensation Due upon Termination.

(a) In the event this Agreement is terminated, Executive shall be entitled to the compensation which Executive has earned and not yet collected pursuant to this Agreement up to the date of termination, including continuation of benefits until such date and reimbursement of expenses properly incurred and documented through the Termination Date. Compensation following termination shall be paid by the Company in the ordinary course of its payroll practices. Except as otherwise provided to the contrary in this Section 8 or as required under applicable law, upon termination of this Agreement, the Company shall have no obligation to make any payments to Executive for additional salary or benefits.

9. Time Off. The Executive shall be entitled all time off, including paid time off, as required by law. Executive shall also be entitled to four (4) weeks of paid time off on an annual basis during the Agreement Term, and such other holidays in accordance with the Company’s applicable policies and procedures as in effect from time to time and local, state, or federal law. Executive shall take all vacation and leave so as to minimize disruptions with Executive’s duties.

10. Executive’s Outside Roles.

(a) The Executive can from time to time have projects and work for other businesses through consulting projects outside of the Company. The Executive may sit on Boards of outside companies both private or public which are in any industry or the industry in which the Company does business. Where there is a conflict of interest between the Company and the consulting project that the Executive or the Board of an outside company, then the Executive shall notify the Company for a review of the project or Board and the Company shall make, in its sole reasonable discretion, a determination if the Executive should remain on the Board or continue the consulting project, which shall be at the sole discretion of the Company Board. Executive shall hold the Company harmless for non-Company activity. The Executive shall indemnify and hold the Company, its employees, and shareholders harmless for all activity that she performs in the scope of this section.

11. Release of all Claims Against NYIAX. As a material inducement to NYIAX to enter into this Agreement and in consideration of the promises, payments, and other benefits described above, Executive, on behalf of herself and any representatives, agents, estate, heirs, successors and assigns, and with full understanding of the contents and legal effect of this Agreement and having had the opportunity to consult with counsel, releases and discharges NYIAX, and its shareholders, officers, directors, supervisors, members, managers, employees, agents, representatives, attorneys, insurers, parent companies, divisions, subsidiaries, affiliates, consultants, investors, and all employee benefit plans sponsored by or contributed to by NYIAX and all related entities and persons of any kind or nature and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that Executive ever had or now has, whether known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Such claims include, without limitation, any claims under the Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Americans with Disabilities Act, as amended; the Family and Medical Leave Act; the Genetic Information Nondiscrimination Act of 2008; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; the Age Discrimination in Employment Act (“ADEA”); New York State Human Rights Law; the New York Labor Law (including but not limited to the New York State Pay Equity Law and the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, whistleblower claims, and all provisions regulating wage and hour law); the New York State Correction Law; the New York State Civil Rights Law; Section 125 of the New York Workers’ Compensation Law; the New York City Human Rights Law; any and all other federal, state or local statutes, including the laws of New Jersey; and any other statutory claim, tort claim, employment, or other contract or implied contract claim, or common law claim for wrongful discharge, breach of contract, breach of an implied covenant of good faith and fair dealing, defamation, invasion of privacy, or any other claim, arising out of or in connection with or involving Executive’s employment with NYIAX. The sole exceptions to this section 11 are (i) claims Executive may have against Westpark Capital Inc. its parent company heirs, assigns, orsuccessors and or Univest Securities LLC its parent company heirs, assigns or successors with respect solely to actions of Executive’s previous or current personal broker, investment advisor or personal brokerage account in connection to Westpark Capital, Inc. or Univest Securities LLC or their parent companies or assigns brought before FINRA or any court of competent jurisdiction, any personal loans provided to any Released Party or (ii) participation in a future stockholder derivative suit, if filed by another party against NYIAX.

12. Release of all Claims Against Executive. As a material inducement to Executive to enter into this Agreement and in consideration of the promises described in this Agreement, NYIAX releases Executive from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that Executive ever had or now has, whether known suspected, and whether arising in tort, contract, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy, including, but not limited to, any statutory claim, tort claim, employment, or other contract or implied contract claim, or common law claim for wrongful discharge, breach of contract, breach of an implied covenant of good faith and fair dealing, arising out of or in connection with or involving Executive’s employment with NYIAX.

13. Covenant Not to Sue. The Parties agree on behalf of herself / itself and any representatives, agents, estate, heirs, successors and assigns, agrees not to bring, file, claim, sue or cause, assist, or permit to be brought, filed, or claimed any action, cause of action or proceeding regarding or in any way related to any of the claims described in Section 11 and 12 above, and further agrees that this Agreement is a bar to any such claim, action, cause of action or proceeding. The Parties further agree not to participate in, seek to recover in, accept any portion of any recovery from, or assist in any action, cause of action, proceeding, complaint, litigation or investigation by other persons or entities against any of the Released Parties and/or Executive, except as required by law or specifically provided in section exceptions specified in section 11 above.

14. Permitted Activities. The Parties releases above cover only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement. Additionally, nothing in this Agreement, including its non-disclosure and non-disparagement provisions, precludes the Parties from reporting possible violations of federal law or regulation, or participating in any investigation or proceeding, to or before any federal, state or local agency or governmental body, including the Securities and Exchange Commission, the Financial Industry Regulatory Authority (FINRA), and the EEOC (“Government Agencies”) or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation without prior authorization from or any notice. However, while Executive may file a charge and participate in any such proceeding, by signing this Agreement, Executive waives any right to bring a lawsuit against the Released Parties, and waives any right to any individual monetary recovery in any such proceeding or lawsuit; provided, however, notwithstanding anything to the contrary in this Agreement, in no way shall limit Abenante’s right to receive an award for information provided to any Government Agencies

15. No Pending or Future Lawsuits. Executive represents that she has no lawsuits, claims, actions or proceedings pending in her name, on her behalf or on behalf of any other person or entity, against NYIAX or any of the Released Parties. Executive also represents that she does not intend to and will not bring any claims or proceedings on her own behalf or on behalf of any other person or entity against NYIAX or any of the Released Parties.

16. Non-Disclosure. It is the intention of the Parties, and an essential part of this Agreement, that this Agreement itself and the discussions leading up to its execution, and any of its terms and conditions, shall not be disclosed by either Party to anyone, including, but not limited to, any current or former employee of NYIAX, or in any book, diary or journal, or on any social media or other website. Except as may be required by law, neither Party shall directly or indirectly publish, disseminate, disclose, or cause or permit to be published, disseminated, or disclosed to any individual or entity any information relating to the content of this Agreement, including, without limitation, the fact or amount of the consideration provided herein. This Paragraph shall not be construed, however, to prevent either Party from disclosing information to a spouse, immediate family, any attorney, accountant, tax preparer or tax or financial advisors with whom it may consult for the purpose of obtaining professional advice or services; any governmental taxing authority; or to any court, administrative agency or officer, or judicial officer, pursuant to any valid subpoena or court or administrative order, provided, however, that prior to disclosing any such information, the Party disclosing such information shall advise any such person to whom it intends to disclose the information (other than taxing authorities) that such information is confidential and may not be disclosed by such person, except in response to a valid subpoena or judicial, agency or administrative order. In addition, NYIAX may disclose the terms on a need to know basis for business reasons to implement the terms of the Agreement.

17. Non-Disparagement. Executive agrees that she will not make, or cause to be made, any disparaging statement or communicate any information (whether orally, in writing or electronically) that is disparaging of the Released Parties, including, without limitation, making any such statements or communications to any persons, including but not limited to customers, partners, news organizations, trade and professional organizations, governmental organizations, licensing boards, or on social media and/or social networking sites, other than with respect to the potential claims specified as exceptions to paragraph 11. The Company agrees that it will not make any Company statements that are disparaging statements (orally or in writing) about you, except as required by law or by a court of competent jurisdiction or as necessary to refute a disparaging comment made about the Company or its officers and directors by you. The Company further agrees to issue a press release agreed to by Company and Executive that Executive is taking on new responsibilities such as Chief Strategy Officer and Chief Evangelist of NYIAX as well Founder and Vice Chairperson of the Board.

18. Remedies, Cooperation. Executive agrees to reasonably assist and cooperate with NYIAX in the defense or prosecution of any claims or actions concerning the time period of her employment asserted by or made against any of the Released Parties, or in connection with any ongoing or future investigation or dispute or claim of any kind involving NYIAX, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Paragraph. NYIAX shall reimburse Executive for any reasonable out-of-pocket travel and accommodation-related expenses incurred by her as a result of such cooperation, and such cooperation shall be subject to her reasonable professional availability. Nothing in this Paragraph is intended to preclude Executive from testifying truthfully if compelled by legal or administrative process to testify as a witness in any legal proceeding.

19. Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

20. Complete Agreement. This Agreement set forth the entire agreement between the Parties, and fully supersede any and all prior agreements (including, but not limited to, any employment agreements, compensation agreements, Board agreements) or understandings, whether oral or written, between the Parties pertaining to actual or potential claims arising from Executive’s employment with NYIAX. Executive expressly warrants and represents that no promise or agreement which is not expressed in this Agreement has been made to Executive in executing this Agreement.

21. No Admission of Liability. The execution of this Settlement Agreement shall not be construed as an admission of any liability whatsoever by either Party, which liability is expressly disclaimed by each of them.

22. Waiver. A waiver by NYIAX of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by Executive. No waiver shall be valid unless in writing and signed by an authorized officer of NYIAX.

23. Amendment. This Agreement may not be altered, amended, or modified except in writing signed by the Parties.

24. Joint Participation. The Parties hereto participated jointly in the negotiation and preparation of this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any Party or in favor of any Party. This Agreement shall be construed as if the Parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one Party and in favor of the other.

25. Knowing and Voluntary. Executive acknowledges that she is knowingly and voluntarily waiving and releasing any rights she may have under the federal Age Discrimination in Employment Act (the “ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which she is already entitled. She further acknowledges that: (a) ADEA Waiver does not apply to any claims that may arise after she signs this Agreement; (b) she should consult with an attorney prior to executing this Agreement; (c) she has 21 calendar days within which to consider this Agreement (although she may choose to execute Agreement earlier); (d) she has 7 calendar days following the execution of the Agreement to revoke this Agreement; and (e) the Agreement will not be effective until the eighth day after she signs this Agreement provided that she has not revoked it (the “Effective Date”). She agrees that any modifications, material or otherwise, made to this Agreement does not restart or affect in any manner the original 21-day consideration period provided in this Paragraph. To revoke the Agreement, Executive must email Tom O’Neill, NYIAX Chairman, at toneill1001@gmail.com prior to the end of the 7 -day period. Executive acknowledges that her consent to this Agreement is knowing and voluntary.

25. Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its choice of law provisions.

26. Execution of Agreement. This Agreement may be executed in counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Agreement. The Agreement, to the extent signed and delivered by means of a facsimile machine or by PDF File (portable document format file), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the originally signed version delivered in person. At the request of any Party hereto, each other Party shall re-execute original forms hereof and deliver them to all other Parties.

PLEASE READ THIS ENTIRE AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. TO THE EXTENT PROVIDED BY LAW, THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING ALL CLAIMS UNDER FEDERAL, STATE, AND LOCAL LAWS.

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Carolina Abenante

/s/ Carolina Abenante
Carolina Abenante
Date: May 23, 2022

NYIAX

By:	/s/ Tom O’Neill
Title:	Chairman
Date:	May 23, 2022

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